FOR IMMEDIATE RELEASE

JMAR TECHNOLOGIES REPORTS THIRD QUARTER 2006 RESULTS

SAN DIEGO, California (November 14, 2006) – JMAR Technologies, Inc. (NASDAQ: JMAR) today reported the status of its new product development activities and released its financial results for the quarter ended September 30, 2006.

Since the last quarterly update in August, the Company has made solid progress with several business initiatives, including:

•	Successful review of existing and new government funded nanotech R&D programs

•	Award of Phase II SBIR Contract by the U.S. Army to support continued development of laser-based, remote detection of Improvised Explosive Devices (IEDs)

•	Award of $3.1 million from NAVAIR for the x-ray mask and nanolithography programs, including the new thin-film nanoparticle coating initiative

According to Dr. Neil Beer, JMAR’s President & CEO since April, the Company is on the move with several technology products coming to fruition, “While our financial results are less than impressive at this point, I believe JMAR is now positioned for success. As an example, our BioSentry realtime bio-detection monitoring system is planned to begin testing by the National Homeland Security Research Center of EPA later this year. We have several potential customers interested in the test results that may lead to sales in early 2007. Also, in addition to the funded nanotech projects, our x-ray and optical microscopy products are attracting interest among potential customers.”

Financial Results:

Excluding the revenues from the discontinued operations of JMAR’s Microelectronics Division, revenues for the three months ended September 30, 2006 were $962,101, compared to $1,478,101 for the corresponding quarter of 2005. Revenues in 2006 included $418,450 from the Company’s mask contract with Naval Air Systems Command (NAVAIR Contract), $335,649 from the Company’s contract with the Defense Advanced Research Projects Agency (DARPA Contract) and $148,711 related to BriteLight. Revenues for the quarter were unfavorably impacted by a decrease of $316,122 in revenues from the NAVAIR Contract due to delays in funding that was ultimately received in August and $269,641 related to the READ program due to the completion of the 2 Alphas and 3 Betas for that program.

As previously reported, in March 2006, General Dynamics Advanced Information Systems (GDAIS) informed the Company that JMAR would not receive additional subcontract funding for the remainder of 2006 and beyond. All work under the GDAIS Contract has been substantially completed by the Company’s Microelectronics Division and, accordingly, as of September 30, 2006, the Microelectronics Division is treated as a discontinued operation.

Excluding the revenues from the discontinued operations of JMAR’s Microelectronics Division, for the nine months ended September 30, 2006, JMAR reported revenues of $3,469,529, down from $4,332,657 in the comparable period in 2005. The net loss for the first nine months of 2006 was $7,591,028, compared to a net loss of $5,585,557 in the first nine months of 2005. The net loss for 2006 reflects the Company’s continued investment in product development of $2,396,872, primarily associated with the BioSentry and X-ray product lines, an accounts receivable reserve of $428,067, a non-cash compensation charge of $287,990 related to the Company’s adoption on January 1, 2006 of SFAS #123R, a loss from discontinued operations of $270,753 and asset writedowns of $39,067. The net loss for the first nine months of 2005 included product development costs of $2,135,207, a loss from discontinued operations of $107,736 and asset writedowns of $99,218.

JMAR reported a net loss for the quarter ended September 30, 2006 of $2,741,788, compared to a net loss of $2,136,312 for the corresponding quarter of 2005. The net loss in the third quarter of 2006 is partly attributable to product development costs of $541,363, a loss from discontinued operations of $496,276, an accounts receivable reserve of $208,816 and a non-cash compensation charge of $85,178 related to SFAS #123R. The third quarter of 2006 was also negatively impacted by higher subcontract and material costs on the NAVAIR Contract and higher unabsorbed overhead due to lower revenues and factory underutilization due to the completion of the READ Alpha and Beta program and delays in BioSentry revenues. The net loss for the corresponding quarter of 2005 was partly attributed to $891,000 in product development costs and a loss from discontinued operations of $87,980.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based technology and x-ray processes for nano-scale imaging, analysis and fabrication. The Company is leveraging more than a decade of laser and photonics research to develop a portfolio of products with commercial applications in rapidly growing industries, while continuing to carry out research and development for the U.S. Government.

JMAR’s flagship product, BioSentry™, is a contamination warning system for waterborne microorganisms. BioSentry™ uses laser-based, multi-angle light scattering technology to provide continuous, on-line, real-time monitoring for harmful microorganisms. BioSentry™ is targeted toward a number of applications across multiple markets, including homeland security, the cruise ship and beverage industries, pharmaceutical companies, and municipal water utilities.

JMAR’s pursuit of leading edge products targets nanotechnology, bioscience and the semiconductor industries with its BriteLight™ laser, a stand-alone product as well as the x-ray light source in nanolithography systems; the X-ray Microscope for 3D visualization of single cells and polymers; and the X-ray NanoProbe for enabling nano-scale interaction, analysis and materials modification. In addition, JMAR employs key strategic alliances for the production of a hazardous materials chemical sensor, and the prototyping and production of a nanoparticle ultra-thin coating system.

Contacts:

JMAR Technologies, Inc.

Dennis Valentine Chief Financial Officer Phone: 858-946-6800

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.

FINANCIAL DATA
STATEMENTS OF OPERATIONS
(Unaudited)

Three Months Ended September 30, Nine Months Ended September 30,

	2006	2005	2006	2005
Revenues	$962,101	$1,478,101	$3,469,529	$4,332,657
Loss from Operations	(2,121,514)	(2,058,013)	(7,089,105)	(5,420,741)
Loss from Continuing Operations	(2,245,512)	(2,048,332)	(7,320,275)	(5,477,821)
Loss from Discontinued Operations	(496,276)	(87,980)	(270,753)	(107,736)
Net Loss	(2,741,788)	(2,136,312)	(7,591,028)	(5,585,557)
Deemed Preferred Stock Dividends	(314,499)	(443,951)	(969,169)	(1,257,755)
Loss Applicable to Common Stock	(3,056,287)	(2,580,263)	(8,560,197)	(6,843,312)
Loss per Share:
Continuing Operations*	(0.07)	(0.07)	(0.21)	(0.20)
Discontinued Operations	(0.01)	—	(0.01)	—
Total	(0.08)	(0.07)	(0.22)	(0.20)
*Includes preferred stock dividends

SELECTED BALANCE DATA SHEET

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets	$12,675,807	$16,317,944
Cash	2,308,778	5,279,691
Working Capital (Deficit)	(1,524,122)	4,036,601
Short-Term Debt	2,777,362	162,351
Long-Term Liabilities	551,489	773,222
Redeemable Convertible Preferred Stock	5,260,532	6,969,341
Shareholders’ Equity	378,578	4,555,228

For further details, please see the full text of JMAR’s Form 10-Q for the three months ended

September 30, 2006, available from JMAR or at www.sec.gov.